Exhibit 99.2

Eve UAM, LLC Co-CEOs on Going Public and Creating a Global Urban Air Mobility Business

By Jarrett Banks

Eve UAM, LLC, an Embraer company and a leader in the development of next-generation Urban Air Mobility solutions, announced in December that it plans to list on the NYSE through a merger with Zanite Acquisition Corp. (Nasdaq: ZNTE, ZNTEU, ZNTEW). Upon closing of the transaction with Zanite, Zanite will change its name to Eve Holding, Inc. and will be listed on the NYSE under the new ticker symbols, “EVEX” and “EVEXW.”

IPO Edge sat down with Eve’s Co-Presidents André Stein and Jerry DeMuro to find out more.

Are you worried about the state of the SPAC market right now with high redemptions, many deals?

We can’t control that. What we can control is focusing on the development of an aircraft that’s going to be best in class in terms of operational efficiency, utilization rates, et cetera, and really laser-focused on urban air mobility.

The other reason that we’re not as focused on what’s happening in the macro market, we’ve been very successful in raising a PIPE now that, when we first announced the deal back in December, I think it was about $305 million. Since then, we’ve added a little bit over $50 million more. So, we have a PIPE of almost $360 million. And right now in trust in the SPAC is about $235 million or so. (Jerry DeMuro)

Why did Eve decide to go the SPAC route instead of a traditional IPO?

It really allows Eve to get the best of both worlds. The agility and the innovation of a technology disruptor to move quickly, come up with new business models. And not that Embraer is in any way a stodgy company, but a very small enterprise, star-up mentality with that agility. Yet, we have the luxury of all of the backing that was alluded to in that brief video upfront: Embraer with its rich history, a contractual relationship under master service agreements for 15 years to purchase not only the services, but leverage all of the infrastructure that Embraer has on the development side, and as well on the aftermarket support and sales and maintenance. (Jerry DeMuro)

Can you give us any names of your customers?

SkyWest and Republic, that not only are customers, but are also investing in the company. They are the two largest regional airlines in the world. They fly massive networks that look like what expect to see on urban air mobility, just in a different geographical scale. But they are very extensive networks. We have some of the largest helicopter operators in the world, guys like Bristol that’s has operations in US, in Europe, several other countries in the world, like Halo with operations in both US and the UK. We have Helisul, which is the largest onshore helicopter operator in Brazil. We have partnerships with different airlines as well in Africa and Europe, as I said, in Asia. Ride-sharing companies who have Blade, which today is probably the largest urban air mobility operator in the world. (André Stein)

What the range is in a fully charged aircraft?

It’s about 100 kilometers or 60 miles. That’s more than enough to cover all the urban sprawl, so we are focusing on that market and optimizing aircraft for that, but the vast majority of missions would be around 20 miles or 30 kilometers. That means that you won’t need to recharge the whole battery. The typical charging time might be between 10 to 15 minutes. We don’t expect to move the battery out of the aircraft. That would require much more logistics. But that 10 to 15 minutes would be more than enough to charge the aircraft for the next mission. (André Stein)

What are you most excited about for the rest of the year?

I’m really excited about the progress that we’re making in the development, not only of the vehicle, but all elements of the ecosystem. We’re working with consortiums, and virtually in every continent with regulators and operators on the regulatory structures. So all four elements of those ecosystem, lots of great milestones here in the next year. So it’s really exciting to see this thing progressing beyond just the standup phase. (Jerry DeMuro)